Exhibit 99.3

ECOLAB SECOND QUARTER 2021

Overview

Strong second quarter results showed significant year-on-year growth, driven by recovering markets, accelerating pricing and new business wins which more than offset increased delivered product costs and the slower pace of reopenings outside the U.S.

◢	Sales:
◾	Reported sales from continuing operations +18% from the year-ago period. Acquisition adjusted fixed currency sales +12% as very strong growth in the Institutional & Specialty and Other segments, along with good growth in the Industrial segment, more than offset a modest decline in the Healthcare & Life Sciences segment versus a very strong gain last year.
◢	Earnings:
◾	Reported diluted EPS from continuing operations $1.08, +145%.
◾	Adjusted diluted EPS from continuing operations excluding special gains and charges and discrete tax items $1.22, +88%.
◾	The adjusted EPS increase reflects volume increases, accelerating pricing in excess of higher delivered product costs, and lower bad debt expense which more than offset increased variable compensation and Texas freeze impacts. The Texas freeze is estimated to have had an unfavorable $0.05 per share impact.
◢	Outlook:
◾	We expect the U.S. recovery to continue, Europe to reopen as forecasted, the rest of the world to follow soon after, and a continued higher cost environment. We expect continued strong year-on-year performance in the second half of 2021, with attractive sequential earnings improvement in the third quarter and more significant comparative gains in the fourth quarter as pricing actions have an increasing benefit. We continue to look for full year 2021 diluted earnings per share to exceed 2019 diluted earnings per share from continuing operations, excluding the $0.15 per share impact from the Texas freeze.

SUMMARY

As expected, we delivered very strong second quarter results led by a doubling of our U.S. Institutional business, which widely outpaced its end market trends. This strong recovery, along with robust Other segment gains, more than offset lower Industrial and Healthcare & Life Sciences segment earnings which both compared to very strong year-ago results. Consolidated results leveraged recovering markets with accelerating pricing and new business wins to more than offset increased delivered product costs and the generally slower pace of reopenings outside of the U.S.

We expect continued recovery in the full year 2021. We look for our Institutional & Specialty segment to show a significant year-on-year increase for the full year as it progressively recovers toward its pre-COVID peak 2019 levels and good year-on-year sales growth from our Industrial and Other segments. The Healthcare & Life Sciences segment sales are expected to maintain their strong underlying growth, though reported sales will likely be similar to last year when compared to 2020’s very strong gain.

We have implemented aggressive pricing actions to offset increased delivered product costs, leveraging the strong product and service value that we deliver to customers and that underlies our fundamental business proposition of best results at the lowest total cost. When combined with our strong new business wins, we expect to once again successfully manage the current inflation challenges and uneven global economic recovery to deliver very strong earnings growth in 2021.

Looking ahead, we expect the U.S. recovery to continue, Europe to reopen as forecasted and the rest of the world to follow soon after. While the recent rise in COVID-19 variant infections and higher costs may present near-term challenges, we have once again taken the right actions to address these, including accelerating pricing, driving new business gains, and delivering productivity and efficiency improvements. The strong pricing actions we have already undertaken in 2021 remain ahead of input costs, and our additional pricing will provide further coverage as it builds through the second half.

We expect a continued strong year-on-year performance in the second half of 2021, with attractive sequential improvement in the third quarter and more significant comparative gains in the fourth quarter as pricing actions have an increasing benefit. We expect full year 2021 earnings per share above 2019 earnings per share from continuing operations, excluding the estimated $0.15 per share impact of the Texas freeze.

While COVID-19 has had a significant and likely lasting impact on society, it has also created long-term opportunities for us. Our food safety, water management and infection protection positioning has become even more important. Further, we believe that our long-term growth opportunities remain robust, driven by our large remaining market opportunity, leading global market positions and our focus on providing our strong and growing customer base with improved results while lowering their water, energy and other operating costs, including challenges associated with their staff shortages and rising labor rates. Through these, we expect to continue delivering better customer outcomes and value for our shareholders in 2021 and for years to come.

HIGHLIGHTS

●	Second quarter results were led by the recovery in U.S. restaurant and lodging markets which, along with accelerating pricing and continued robust new business wins, more than offset increased delivered product costs and the slower pace of reopenings outside the U.S.
●	Reported consolidated sales increased 18%; fixed currency acquisition adjusted sales increased 12%.
●	As expected, the Institutional & Specialty and Other segments showed strong sales growth, with good gains in the Industrial segment. The Healthcare & Life Sciences segment showed a modest decline versus a very strong increase last year, with underlying sales trends remaining strong.

●	Reported operating margins from continuing operations increased 710 bps. Adjusted fixed currency operating margin also showed strong expansion, rising 420 bps, led by the Institutional & Specialty segment.
●	Second quarter reported diluted earnings per share from continuing operations were $1.08 compared with $0.44 last year.
●	On an adjusted basis, excluding special gains and charges and discrete tax items from both years, second quarter 2021 adjusted diluted earnings per share from continuing operations were $1.22 compared with adjusted diluted earnings per share from continuing operations of $0.65 a year ago. The very strong increase in adjusted earnings per share reflects the volume increases, accelerating pricing in excess of higher delivered product costs, and lower bad debt expense which more than offset increased variable compensation and Texas freeze impacts. As expected, the Texas freeze was estimated to have an unfavorable impact of $0.05 per share in the second quarter.
●	We have implemented strong pricing actions in 2021 that remain ahead of input costs, and undertaken additional pricing that will provide further coverage as it builds through the second half. Our new business and innovation pipelines are at record levels; new focus areas, including life sciences, data centers and animal health, are well-positioned to drive growth and global leadership; and our leading digital capabilities are continuing to develop, broaden and add further competitive advantages.

●	We expect the U.S. recovery to continue, Europe to reopen as forecasted, and the rest of the world to follow soon after, and a continued higher cost environment. We expect continued strong year-on-year performance in the second half of 2021, with attractive sequential earnings improvement in the third quarter and more significant comparative gains in the fourth quarter as pricing actions have an increasing benefit. We continue to look for full year 2021 diluted earnings per share to exceed 2019 diluted earnings per share from continuing operations, excluding the $0.15 per share impact from the Texas freeze.
●	In summary, we delivered strong second quarter results as our business continues to improve, and expect strong performance in 2021. As the broader economic recovery develops over the balance of the year, we expect to leverage our strong market positions, expanded growth opportunities and outstanding team, to deliver the best results for customers and superior long-term performance for Ecolab shareholders.

CONSOLIDATED SALES

Consolidated sales	% Change
Volume & mix	10%
Pricing	2%
Subtotal	12%
Acq./Div.	1%
Fixed currency growth	13%
Currency impact	4%
Total	18%

Ecolab’s second quarter reported sales increased 18% when compared to the year ago period. Fixed currency acquisition adjusted sales increased 12%. Looking at the components, consolidated volume and mix increased 10%, pricing increased 2%, acquisitions added 1% and currency added 4% to sales growth.

GLOBAL INDUSTRIAL SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Water	7%	7%
Food & Beverage	2%	1%
Downstream	(6)%	(6)%
Paper	10%	10%
Total Global Industrial	4%	3%

WATER

Fixed currency Water sales increased 7% as strong new business wins leveraged recovering markets. Light industry water treatment sales showed very strong growth, led by good gains in food & beverage, light manufacturing and data centers. Heavy industry sales saw good growth driven by strong performance in primary metals. Mining declined modestly as good results from our strategic shift toward precious metals and fertilizers were more than offset by soft legacy coal and alumina markets. Fixed-currency acquisition-adjusted sales growth showed double-digit growth in North America as well as good growth in Europe and Latin America, while Asia Pacific declined slightly.

The impact of increasing water demand, its growing quality and availability issues, and the resulting rising costs continue to be a critical issue for our customers, and one that Ecolab is uniquely positioned to help them solve. Our new business wins remain strong as we utilize our unique ability to provide innovative solutions and integrated digital technologies and service expertise that help customers reduce water consumption and meet their sustainability objectives. Further, we have remained aggressive on pricing in order to offset increased delivered product costs. We expect good growth for the full year as the markets recover through 2021 and our advanced solutions drive additional market share gains.

FOOD & BEVERAGE

Reported second quarter fixed currency Food & Beverage sales rose 2%; acquisition adjusted sales rose 1% reflecting new business wins and recovering markets. Globally we realized strong recovery in beverage and brewing, stable dairy plant and protein sales, and declines in food and animal health as good underlying sales compared against COVID-19 related buying surges last year. Fixed currency acquisition adjusted sales growth was strong in Latin America, modest in North America and Asia Pacific, while Europe sales declined.

With more favorable end market trends, strong new business and accelerating pricing, we anticipate continued improvement in the second half.

DOWNSTREAM

Downstream fixed currency sales showed good sequential improvement but declined 6% when compared to last year. Petrochemical sales growth, rising refinery operating rates and increased business wins were more than offset by low-margin refinery business exits. Fixed currency sales declined in all major regions.

We expect results to improve for the second half of 2021 led by growth from new business wins, continued increasing refinery production and stronger petrochemical demand.

PAPER

Global Paper fixed currency sales increased 10%, driven by improved end markets and strong new business wins. Board & packaging showed very strong growth and graphics recovered from last year’s sharp decline as market trends stabilized; these more than offset lower tissue sales which compared to very strong COVID-19 surge demand last year. Fixed currency sales growth was strong across all major regions.

We expect Paper to show good sales growth in 2021 with continued growth in board & packaging and improving tissue and graphics demand.

GLOBAL INDUSTRIAL SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2021	% sales	2020	% sales	% change
Global Industrial Op. Inc.	$263.3	16.9%	$287.8	19.2%	(9)%
Acq./Div. Adj. Op. Inc.	$262.1	17.1%	$285.5	19.3%	(8)%

Acquisition adjusted fixed currency operating income for the Global Industrial segment decreased 8% compared to a very strong 28% increase last year, as accelerating pricing offset increased delivered product costs in the quarter while volume growth was more than offset by higher variable compensation and Texas freeze impacts.

GLOBAL INSTITUTIONAL & SPECIALTY SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Global Institutional & Specialty	% Change	% Change
Institutional	61%	61%
Specialty	(6)%	(6)%
Total Global Institutional & Specialty	34%	33%

INSTITUTIONAL

Fixed currency sales for the global Institutional business increased 61%, primarily driven by a doubling in sales for its U.S. business, significantly outperforming its markets. The U.S. restaurant market is showing a continuing recovery in customer traffic, with the number of Ecolab restaurant accounts and solutions per account near pre-COVID-19 levels. This recovery, along with recent business wins and sales initiatives, drove the quarter’s strong results. While social distancing mandates eased in the U.S. through the second quarter and drove increased consumer traffic and in-unit dining, mandates continued in many other regions as they lagged in their vaccinations and infection rate reductions, continuing to impact consumer activity. North America delivered strong growth, Asia Pacific showed an attractive gain led by strong growth in China, Europe sales showed moderate gains, and Latin America sales showed a slight increase.

We have continued to work aggressively to support our customers through this difficult environment, as well as assure our long-term value drivers remain robust. Our advanced products and programs, including hospital-grade disinfectants, along with our expert service to help customers solve problems, have continued to be significant differentiators for us and important in our strong new business wins. These products and programs, many of which offer faster cleaning processes and thereby save labor hours, have proven very effective in helping U.S. restaurants and hotels in the current labor shortages. Further, our ‘Ecolab Science Certified’ program continues to expand as the program assists our customers in meeting the public’s heightened expectations for cleaner and safer consumer locations and helping guests feel more confident as they make decisions on where to stay and dine in the new environment, and further differentiate and enhance our brand for customers and their guests.

As the vaccination rollout expands globally, COVID variant concerns are managed and restrictions further ease, we expect end market fundamentals should continue to improve more broadly and geographically. We continue to believe the outlook for global Institutional’s full year 2021 remains robust, and expect a strong Institutional performance in the third quarter and for the full year 2021 as sales progressively recover toward 2019 levels.

SPECIALTY

Second quarter Specialty acquisition adjusted fixed currency sales declined 6% reflecting comparison to the very strong second quarter 2020 for food retail, where strong COVID-19 driven buying significantly boosted sales. Adjusted for 2020 COVID-related sales, Specialty’s second quarter 2021 sales are estimated to have been similar to last year. Quickservice sales increased modestly as recovering global traffic more than offset sanitizer use declines from last year’s peak levels. Food retail sales declined sharply versus the very strong demand in 2020; adjusted for the COVID-related sales last year, food retail sales are estimated to have decreased moderately due to customer labor shortages that resulted in reduced in-store services.

We continue to expect Specialty sales to show improving growth through the balance of 2021, as we benefit from new customer wins, our broad range of innovative products and service expertise, and further normalization of demand.

INSTITUTIONAL & SPECIALTY SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2021	% sales	2020	% sales	% change
Global Institutional & Specialty Op. Inc.	$138.6	14.2%	($38.0)	*	*
Acq./Div. Adj. Op. Inc.	$139.2	14.3%	($38.0)	*	*

* Not meaningful.

Acquisition adjusted fixed currency operating income showed a very strong gain reflecting the significant volume improvement, favorable pricing and lower bad debt expense which more than offset higher variable compensation.

GLOBAL HEALTHCARE & LIFE SCIENCES SALES

	Fixed Rate	Acq./Div. Adj.
Global Healthcare & Life Sciences	% Change	% Change
Healthcare	(3)%	(6)%
Life Sciences	(17)%	(17)%
Total Global Healthcare & Life Sciences	(6)%	(8)%

HEALTHCARE

Second quarter global Healthcare acquisition adjusted sales declined 6%, reflecting the comparison against large 2020 COVID-19 related hand and surface disinfection sales that drove a 13% increase last year. Excluding the one-time sales from the prior year, underlying second quarter 2021 sales growth was estimated to be in the mid-single digit range driven by new business wins and increased hygiene awareness.

Third quarter 2021 sales will compare with a large third quarter 2020 gain of 26% that was led by several large one-time sanitizer orders from national health systems; while underlying Healthcare demand remains steady, a return to more normal demand levels this year will likely result in a third quarter 2021 sales decline versus last year’s very strong gain. We believe Healthcare’s ongoing product innovation, digital tools and proven service value will continue to drive results, and that the business remains well-positioned for good long-term growth.

LIFE SCIENCES

Life Sciences’ second quarter acquisition adjusted fixed currency sales declined 17%. Adjusted for the comparison versus the very strong second quarter 2020, when sales increased 53% driven by extraordinary COVID-19 demand, underlying second quarter 2021 Life Sciences growth is estimated to have been approximately 11%. This continued strong underlying growth was driven by solid ongoing pharmaceutical and personal care customer demand along with new business wins and pricing.

We believe the long-term outlook for Life Sciences remains robust, driven by our specialized products and services that help ensure safe, efficient and effective manufacturing facilities for our pharmaceutical and personal care customers. Similar to the second quarter, third quarter 2021 sales will compare against last year’s extraordinary COVID-19 led gain, but we nonetheless expect the continued strong underlying demand to yield a modest sales gain. We look for full year 2021 sales to show a moderate gain versus 2020’s substantial increase, with the underlying growth in line with Life Science’s historic and very attractive double-digit rates.

HEALTHCARE & LIFE SCIENCES SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2021	% sales	2020	% sales	% change
Global Healthcare & Life Sciences Op. Inc.	$48.3	15.9%	$69.0	21.5%	(30)%
Acq./Div. Adj. Op. Inc.	$48.5	16.3%	$68.9	21.5%	(30)%

Acquisition adjusted fixed currency operating income decreased 30%, primarily reflecting the comparison to the very strong sales volume last year when operating income grew 110%.

OTHER SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	21%	21%
Textile Care	34%	34%
Colloidal Technologies	25%	25%
Total Other	23%	23%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 21% in the second quarter against COVID impacted sales a year-ago, as strong growth in food and beverage plants, grocery stores and quick-service restaurants leveraged a strong recovery in the hospitality and full-service restaurant markets as restrictions ease. Strong new business wins were the result of our high service levels, innovation and increased awareness around food safety and hygiene standards. Growth was strong across all major regions.

We expect Pest Elimination’s second half to return to a more historical mid-to-upper single digit growth range as the business benefits from new business wins, the continuing restaurant and hospitality market recovery and new programs.

OTHER MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2021	% sales	2020	% sales	% change
Other Op. Inc.	$51.3	16.7%	$20.8	8.4%	147%
Acq./Div. Adj. Op. Inc.	$51.3	16.7%	$20.8	8.4%	147%

Acquisition adjusted fixed currency operating income increased 147% due to the strong volume growth.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2021	% sales	2020	% sales	% change
Gross Profit	$1,318.7	41.7%	$1,050.0	39.1%	26%
Gross Profit (adj.)	$1,322.4	41.8%	$1,077.0	40.1%	23%

Second quarter gross margins adjusted for special charges increased 170 basis points versus last year’s adjusted margin, reflecting increased sales volume and accelerating pricing that more than offset increased delivered product costs, including Texas freeze impacts.

($ millions, unaudited)	2021	% sales	2020	% sales	% change
SG&A	$853.3	27.0%	$788.6	29.4%	8%

The second quarter SG&A ratio to sales decreased 240 basis points as volume leverage, lower bad debt expense and cost savings more than offset higher variable compensation and investments in the business.

($ millions, unaudited)	2021	% sales	2020	% sales	% change
Operating Income	$447.8	14.2%	$192.0	7.1%	133%
Fixed Currency Operating
Income (adj.)	$471.4	14.8%	$307.9	10.9%	53%
Fixed Currency Operating
Income (acq./div. adj.)	$471.0	15.2%	$305.5	11.0%	54%

Acquisition adjusted fixed currency operating income increased 54%. The strong operating leverage reflects the volume increases, accelerating pricing in excess of higher delivered product costs and lower bad debt expense which more than offset increased variable compensation and Texas freeze impacts.

CORPORATE EXPENSE

($ millions - unaudited)	2021	2020
Corporate
Corp. Expense	($30.1)	($31.7)
Special Gains/(Charges)	(21.3)	(96.4)
Total Corporate Expense	($51.4)	($128.1)

Second quarter of 2021 corporate segment includes amortization expense of $30 million related to the Nalco merger intangible assets as well as net special charges of $21 million primarily reflecting COVID-19 employee-related costs (net of government subsidies) and restructuring.

Special gains and charges for the second quarter of 2020 were a net charge of $96 million and include disposal and impairment charges, charges for pay protection for certain employees impacted by COVID-19 net of government subsidies, Healthcare product recall charges, restructuring charges relating to the efficiency initiative and litigation and other charges.

OTHER INCOME, INTEREST, TAX RATE AND CONSOLIDATED INCOME

Reported other expense increased $18 million in the second quarter of 2021 driven by a $20 million settlement expense related to U.S. pension plan lump-sum payments to retirees.

Reported interest expense decreased 22%, primarily due to the reduction in the average interest rate and average debt levels.

The reported income tax rate for the second quarter of 2021 was 21.5% compared with the reported rate of 9.5% in the second quarter of 2020.

Excluding special gains and charges and discrete tax items, the adjusted tax rate for the second quarter of 2021 was 19.3% compared with the adjusted tax rate of 20.5% in the second quarter of 2020.

The net of this performance is that Ecolab reported second quarter diluted earnings per share from continuing operations of $1.08 compared with $0.44 reported a year ago. When adjusted for special gains and charges and discrete tax items in both years, second quarter adjusted diluted earnings per share from continuing operations were $1.22 compared with $0.65 reported a year ago; the Texas freeze is estimated to have had an unfavorable $0.05 per share impact. Currency translation had a $0.06 favorable impact on second quarter 2021 adjusted diluted earnings per share from continuing operations.

BALANCE SHEET, CASH FLOW AND LEVERAGE

(unaudited)	June 30
($ millions)	2021	2020
Cash and cash eq.	$1,402.4	$1,369.0
Accounts receivable, net	2,331.0	2,255.5
Inventories	1,418.5	1,228.7
Other current assets	335.5	313.0
PP&E, net	3,077.9	3,138.9
Goodwill and intangibles	9,097.8	8,779.1
Other assets	870.6	998.2
Total assets	$18,533.7	$18,082.4

Short-term debt	$17.3	$534.9
Accounts payable	1,213.3	1,087.7
Other current liabilities	1,649.7	1,605.1
Long-term debt	6,708.9	6,752.0
Pension/Postretirement	1,046.6	1,055.6
Other liabilities	1,161.6	1,156.9
Total equity	6,736.3	5,890.2
Total liab. and equity	$18,533.7	$18,082.4

	June 30
(unaudited)	2021	2020
Total Debt/Total Capital	50.0%	55.3%
Net Debt/Total Capital	44.1%	50.1%
Net Debt/EBITDA	2.2	2.4
Net Debt/Adjusted EBITDA	2.0	2.2

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

	Six Months Ended
(unaudited)	June 30
($ millions)	2021	2020
Cash from op. activities	$798.3	$640.2
Depreciation	303.9	293.0
Amortization	116.7	103.2
Capital expenditures	245.6	250.6

SUMMARY

In summary, our business showed strong year-on year and sequential improvement, and we expect this to continue in the second half to yield a strong performance in 2021.

Our markets are broadly improving, and we believe we are in a strong position to capitalize on these trends as we benefit from further good new business wins, customer penetration gains and accelerating pricing. We look for the U.S. recovery to continue, Europe to reopen as forecasted, the rest of the world to follow soon after, and a continued higher cost environment. We expect continued strong year-on-year performance in the second half of 2021, with attractive sequential earnings improvement in the third quarter and more significant comparative gains in the fourth quarter as pricing actions have an increasing benefit.

We expect to leverage recovering markets through our strong market positions, pricing, expanded growth opportunities and outstanding team to deliver the best results for customers and superior long-term performance for Ecolab shareholders.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding COVID-19 pandemic trends, the U.S. and global economic recovery, inflation, and our financial and business performance and prospects, including sales, earnings, new business and pricing. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. With respect to the COVID-19 pandemic, numerous factors will determine the extent of the impact on our business, including the severity of the disease, the duration of the outbreak, the distribution and efficacy of vaccines, the likelihood of a resurgence of the outbreak, including as a result of emerging variants, actions that may be taken by governmental authorities intended to minimize the spread of the pandemic or to stimulate the economy and other unintended consequences.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the effects and duration of the COVID-19 pandemic; the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; potential information technology infrastructure failures or breaches in data security; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change; our ability to successfully compete with respect to value, innovation and customer support; exposure to global economic, political and legal risks related to our international operations; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers or vendors; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

NON-GAAP FINANCIAL INFORMATION

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted other (income) expense

•adjusted interest expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges, discrete tax items and certain external factors that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2021. We also provide our segment results based on public currency rates for information purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco merger or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the second quarter 2021 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Second Quarter Ended		Six Months Ended
(unaudited)	June 30		June 30
(millions, except percent)	2021	2020	2021	2020

Net sales
Reported GAAP net sales	$3,162.7	$2,685.7	$6,047.7	$5,706.3
Effect of foreign currency translation	16.7	128.6	22.3	196.6
Non-GAAP fixed currency sales	3,179.4	2,814.3	6,070.0	5,902.9
Effect of acquisitions and divestitures	(71.0)	(32.0)	(142.6)	(49.6)
Non-GAAP acquisition adjusted fixed currency sales	3,108.4	2,782.3	5,927.4	5,853.3

Cost of Sales
Reported GAAP cost of sales	$1,844.0	$1,635.7	$3,556.0	$3,355.9
Special (gains) and charges	3.7	27.0	23.3	36.1
Non-GAAP adjusted cost of sales	$1,840.3	$1,608.7	$3,532.7	$3,319.8

Gross Margin
Reported GAAP gross margin	41.7%	39.1%	41.2%	41.2%
Non-GAAP adjusted gross margin	41.8%	40.1%	41.6%	41.8%

Operating income
Reported GAAP operating income	$447.8	$192.0	$745.1	$568.2
Effect of foreign currency translation	2.3	19.5	2.8	27.3
Non-GAAP fixed currency operating income	450.1	211.5	747.9	595.5
Special (gains) and charges	21.3	96.4	53.7	121.4
Non-GAAP adjusted fixed currency operating income	471.4	307.9	801.6	716.9
Effect of acquisitions and divestitures	(0.4)	(2.4)	(0.6)	(2.5)
Non-GAAP acquisition adjusted fixed currency operating income	$471.0	$305.5	$801.0	$714.4

Operating Income Margin
Reported GAAP operating income margin	14.2%	7.1%	12.3%	10.0%
Non-GAAP adjusted fixed currency operating income margin	14.8%	10.9%	13.2%	12.1%
Non-GAAP acquisition adjusted fixed currency operating income margin	15.2%	11.0%	13.5%	12.2%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)	Second Quarter Ended		Six Months Ended
(millions, except percent and per share)	June 30		June 30
	2021	2020	2021	2020
Interest expense, net
Reported GAAP interest expense, net	$45.6	$58.7	$97.3	$107.0
Special (gains) and charges, after tax	-	0.7	-	0.7
Non-GAAP adjusted interest expense, net	$45.6	$58.0	$97.3	$106.3
Other (income) expense
Reported GAAP other (income) expense	$2.5	($15.1)	($14.5)	($30.5)
Special (gains) and charges	19.6	-	19.6	-
Non-GAAP adjusted other (income) expense	($17.1)	($15.1)	($34.1)	($30.5)
Net Income from continuing operations attributable to Ecolab
Reported GAAP net income from continuing operations attributable to Ecolab	$310.8	$128.9	$504.4	$420.9
Special (gains) and charges, after tax	34.1	83.3	58.3	101.8
Discrete tax net expense (benefit)	7.7	(22.5)	23.8	(44.4)
Non-GAAP adjusted net income from continuing operations attributable to Ecolab	$352.6	$189.7	$586.5	$478.3
Diluted EPS from continuing operations attributable to Ecolab
Reported GAAP diluted EPS from continuing operations	$1.08	$0.44	$1.75	$1.44
Special (gains) and charges, after tax	0.12	0.29	0.20	0.35
Discrete tax net expense (benefit)	0.02	(0.08)	0.08	(0.15)
Non-GAAP adjusted diluted EPS from continuing operations	$1.22	$0.65	$2.03	$1.64
Provision for Income Taxes
Reported GAAP tax rate	21.5%	9.5%	23.0%	12.4%
Special gains and charges	(0.4)	1.9	(0.3)	0.9
Discrete tax items	(1.8)	9.1	(3.2)	7.2
Non-GAAP adjusted tax rate	19.3%	20.5%	19.5%	20.5%
EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$1,064.3	$1,270.6
Provision for income taxes	267.7	231.0
Interest expense, net	280.5	199.2
Depreciation	605.2	580.8
Amortization	231.9	205.9
EBITDA	$2,449.6	$2,487.5
Special (gains) and charges impacting EBITDA	180.1	214.3
Adjusted EBITDA	$2,629.7	$2,701.8

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Second Quarter Ended June 30
(unaudited)	2021			2020
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,555.4	(26.2)	$1,529.2	$1,498.5	(19.5)	$1,479.0
Global Institutional & Specialty	978.9	(3.2)	975.7	733.0	-	733.0
Global Healthcare & Life Sciences	303.5	(6.6)	296.9	321.4	(0.2)	321.2
Other	306.6	-	306.6	249.1	-	249.1
Corporate	35.0	(35.0)	-	12.3	(12.3)	-
Subtotal at fixed currency rates	3,179.4	(71.0)	3,108.4	2,814.3	(32.0)	2,782.3
Currency impact	(16.7)			(128.6)
Consolidated reported GAAP net sales	$3,162.7			$2,685.7

Operating Income (loss)
Global Industrial	$263.3	(1.2)	$262.1	$287.8	(2.3)	$285.5
Global Institutional & Specialty	138.6	0.6	139.2	(38.0)	-	(38.0)
Global Healthcare & Life Sciences	48.3	0.2	48.5	69.0	(0.1)	68.9
Other	51.3	-	51.3	20.8	-	20.8
Corporate	(30.1)	-	(30.1)	(31.7)	-	(31.7)
Adjusted at fixed currency rates	471.4	(0.4)	471.0	307.9	(2.4)	305.5
Special (gains) and charges	21.3			96.4
Reported OI at fixed currency rates	450.1			211.5
Currency impact	(2.3)			(19.5)
Consolidated reported GAAP operating income	$447.8			$192.0

	Six Months Ended June 30
	2021			2020
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$2,989.3	($59.3)	$2,930.0	$2,963.5	($36.7)	$2,926.8
Global Institutional & Specialty	1,837.4	(6.0)	1,831.4	1,820.2	-	1,820.2
Global Healthcare & Life Sciences	597.2	(9.1)	588.1	578.2	(0.6)	577.6
Other	577.9	-	577.9	528.7	-	528.7
Corporate	68.2	(68.2)	-	12.3	(12.3)	-
Subtotal at fixed currency rates	6,070.0	(142.6)	5,927.4	5,902.9	(49.6)	5,853.3
Currency impact	(22.3)			(196.6)
Consolidated reported GAAP net sales	$6,047.7			$5,706.3

Operating Income
Global Industrial	$482.5	($2.4)	$480.1	$497.4	($2.4)	$495.0
Global Institutional & Specialty	201.7	1.6	203.3	145.7	-	145.7
Global Healthcare & Life Sciences	93.9	0.2	94.1	93.0	(0.1)	92.9
Other	84.2	-	84.2	42.6	-	42.6
Corporate	(60.7)	-	(60.7)	(61.8)	-	(61.8)
Adjusted at fixed currency rates	801.6	(0.6)	801.0	716.9	(2.5)	714.4
Special (gains) and charges	53.7			121.4
Reported OI at fixed currency rates	747.9			595.5
Currency impact	(2.8)			(27.3)
Consolidated reported GAAP operating income	$745.1			$568.2

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share from continuing operations, as reported, to the non-GAAP measure of adjusted diluted earnings per share from continuing operations.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2020	2020	2020	2020	2020	2020	2020
Diluted earnings per share, as reported (U.S. GAAP)	$1.00	$0.44	$1.44	$0.85	$2.29	$1.04	$3.33
Adjustments:
Special (gains) and charges (1)	0.06	0.29	0.35	0.34	0.69	0.19	0.88
Discrete tax expense (benefits) (2)	(0.07)	(0.08)	(0.15)	(0.04)	(0.20)	0.00	(0.19)
Adjusted diluted earnings per share (Non-GAAP)	$0.99	$0.65	$1.64	$1.15	$2.79	$1.23	$4.02

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2021	2021	2021	2021	2021	2021	2021
Diluted earnings per share, as reported (U.S. GAAP)	$0.67	$1.08	$1.75
Adjustments:
Special (gains) and charges (3)	0.08	0.12	0.20
Discrete tax expense (benefits) (4)	0.06	0.02	0.08
Adjusted diluted earnings per share (Non-GAAP)	$0.81	$1.22	$2.03

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2020 includes charges of $18.5 million, $83.3 million, $98.5 million and $53.8 million, net of tax in the first, second, third and fourth quarters, respectively. Charges include debt refinancing charges, restructuring charges relating to the efficiency initiative, disposal and impairment charges, Healthcare product recall charges, acquisition and integration charges, charges for pay protection for certain employees impacted by COVID-19 net of government subsidies, and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2020 includes ($21.9) million, ($22.5) million, ($12.4) million and $1.0 million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits, offset by other discrete tax expense.

(3) Special (gains) and charges for 2021 includes charges of $24.2 million and $34.1 million, net of tax in the first and second quarters, respectively. Charges include restructuring charges, charges for pay protection for certain employees impacted by COVID-19 net of government subsidies, acquisition and integration charges, and litigation and other charges.

(4) Discrete tax expenses (benefits) for 2021 includes $16.1 million and $7.7 million in the first and second quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits more than offset by other discrete tax expense.